Exhibit 10.34

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.

4365 US 1 South, STE 211
 Princeton, NJ 08540

WARRANT AGENT AGREEMENT

This Warrant Agent Agreement, dated as of August 14, 2017 (the “Agreement”), is entered into by and among Aegis Capital Corp. (the “Warrant Agent”) and Adgero Biopharmaceuticals Holdings, Inc. (“Adgero”).

WITNESSETH:

WHEREAS, Adgero has offered to certain of its warrant holders, subject to the terms and conditions set forth in an “Offer to Exercise Warrants to Purchase Common Stock of Adgero” dated as of the date of this letter (the “Offer to Exercise”), the opportunity to exercise, upon the terms set forth therein, warrants to purchase an aggregate of 2,309,317 shares of Adgero’s common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price of $5.00 per share, that were issued to (i) investors in certain private placement transactions effectuated by the Company in 2016 and 2017 (“Investor Warrants”), (ii) shareholders and debt holders of the Company’s wholly-owned subsidiary, Adgero Biopharmaceuticals, Inc. (“Adgero Subsidiary”) in connection with the merger of Adgero Subsidiary and the Company (“Merger Warrants” and collectively with the Investor Warrants, the “Warrants”);

WHEREAS, pursuant to the Offer to Exercise, holders of the Warrants will be given the opportunity to: (i) exercise the Warrants, at the stated exercise price of $5.00 per share of Common Stock in cash; provided, however, that such holders may only exercise the Warrants for up to fifty percent (50%) of the shares of Common Stock underlying such Warrants (the “Warrant Shares”) (an “Exercise”), and (ii) for each Warrant Share issued pursuant to an Exercise receive an additional Warrant Share underlying the Warrant in exchange for the cancellation of the right to exercise the Warrant with respect to such additional Warrant Share, subject to the terms and conditions set forth in the Offer to Exercise;

WHEREAS, the terms of the Warrants held by holders who do not elect to participate in the Offer to Exercise will retain in all respects their original terms and provisions;

WHEREAS, Adgero will cause certain offering materials describing, among other things, the Offer to Exercise and other related materials relating to the these matters (collectively, the “Offering Materials”) to be circulated to holders of the Warrants.

WHEREAS, Adgero desires to engage the Warrant Agent pursuant to the terms of this Agreement, and the Warrant Agent is willing to be so engaged, to solicit the holders of the Warrants to participate in the Offer to Exercise and to exercise their Warrants.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Engagement. Adgero hereby engages and appoints the Warrant Agent as, and the Warrant Agent hereby agrees to serve as, the exclusive Warrant Agent for Adgero in connection with the Offer to Exercise. Warrant Agent shall, consistent with its obligations under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the SEC thereunder, the rules and regulations of Financial Industry Regulatory Authority, Inc., and the applicable state securities laws and regulations, use its reasonable commercial efforts to maximize the number of holders of Warrants who elect to participate in the Offer to Exercise and exercise their Warrants, including appropriate communications with the record owners and beneficial owners of the Warrants, as well as with said owners’ brokers, agents or other representatives.

2. Offering Materials. Adgero shall cause copies of the Offering Materials relating to the Offer to Exercise to be delivered to each Warrant holder, and the Warrant Agent shall have no responsibility in this regard. The Warrant Agent is not authorized to furnish to holders of Warrants any information other than that contained in the Offering Materials or in such other material as may be provided by Adgero to holders of the Warrants. The Warrant Agent will be supplied without charge with a reasonable number of Offering Materials.

3. Offer to Exercise Acceptance Procedures. The Offering Materials shall set forth the procedure for holders of Warrants to participate in the Offer to Exercise and to exercise their Warrants.

4. Compensation.

A. Fee. Subject to the valid participation in the Offer to Exercise and the exercise of the Warrants by a holder of a Warrant (including any transferees), the Warrant Agent is entitled to receive from Adgero a fee (the “Solicitation Fee”) equal to five percent (5%) of the cash Adgero receives for each and every Exercise of a Warrant.

B. Expenses. Whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, Adgero agrees to reimburse the Warrant Agent for any and all of its reasonable out-of-pocket expenses, upon review of a detailed invoice for such reasonable out-of-pocket expenses, including fees and disbursements of its counsel incurred by the Warrant Agent in connection with this Agreement, up to the sum of $35,000 (the “Expense Allowance”). Notwithstanding the foregoing, the Expense Allowance otherwise payable to the Warrant Agent shall be offset by the $15,000 Adgero advances to legal counsel for the Warrant Agent upon the execution of this Agreement.

C. Timing of Payment. Within ten (10) business days after the expiration date of the Offer to Exercise, Adgero will deliver a notice to the Warrant Agent setting forth the number of Warrants which have been properly completed for Exercise by Holders of the Warrants and accepted by Adgero, together with payment of the Solicitation Fee and Expense Allowance (provided any required invoices have been provided Adgero as set forth in Section 4.B above) and any documentation reasonably requested by the Warrant Agent.

5. Inspection of Records. During the period of the Offer to Exercise and for thirty (30) days thereafter, the Warrant Agent may, at any time during business hours, examine the records of Adgero which relates to the Offer to Exercise. Notwithstanding the foregoing, the Warrant Agent agrees not to use any confidential information concerning Adgero provided to the Warrant Agent by Adgero for any purposes other than those contemplated under this Agreement.

6. Termination. The term of this Agreement shall be for the shorter of (i) six (6) months from and after the date first above written or (ii) the completion of the Offer to Exercise (the “Term”). Notwithstanding anything to the contrary contained herein, the obligations of Adgero to the Warrant Agent set forth in Sections 4 and 7 will survive any expiration or termination of this Agreement.

7. Indemnification. In connection with Adgero’s engagement of Warrant Agent, Adgero hereby agrees to indemnify and hold harmless Warrant Agent and its affiliates, and the respective directors, officers, shareholders, agents and employees of any of the foregoing, as well as each person who controls the Warrant Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a “Claim”), including costs of investigation or inquiry, which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by Adgero, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with Adgero’ engagement of the Warrant Agent, or (B) otherwise relate to or arise out of Warrant Agent’s activities on Adgero’ behalf under Warrant Agent’s engagement hereunder, and Adgero shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. Adgero will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. Adgero further agrees that no Indemnified Person shall have any liability to Adgero for or in connection with Adgero’ engagement of Warrant Agent hereunder except for any Claim incurred by Adgero as a result of such Indemnified Person’s gross negligence or willful misconduct (and in no event shall any such liability exceed, in the aggregate for all Indemnified Persons, the amount of the Solicitation Fee actually received by the Warrant Agent).

Adgero further agrees that it will not, without the prior written consent of Warrant Agent, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify Adgero in writing of such complaint or of such assertion or institution but failure to so notify Adgero shall not relieve Adgero from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by Adgero of substantial rights and defenses. If Adgero so elects or is requested by such Indemnified Person, Adgero will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and Adgero, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to Adgero, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and Adgero shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if Adgero fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by Adgero therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which Adgero assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

Adgero agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Warrant Agent is the Indemnified Person), Adgero and Warrant Agent shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to Adgero, on the one hand, and Warrant Agent on the other, in connection with Warrant Agent’s engagement referred to above, subject to the limitation that in no event shall the amount of Warrant Agent’s contribution to such Claim exceed the amount of the Solicitation Fee actually received by Warrant Agent from Adgero pursuant to Warrant Agent’s engagement.

Adgero’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not Adgero is at fault in any way.

8. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered personally, or the date mailed if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by facsimile transmission, with confirmation received, if sent to the Warrant Agent, will be mailed, delivered or telefaxed and confirmed to:

Aegis Capital Corp.
810 Seventh Ave, 11th Floor
New York, New York 10019

Attention: Adam K. Stern, telefax number (646) 390-9122

with a copy (which shall not constitute notice) to:

Littman Krooks LLP
655 Third Avenue, 20th Floor
New York, NY 10017
Attn: Steven Uslaner, Esq.
telefax number (212) 490-2990

if sent to Adgero, will be mailed, delivered or telefaxed and confirmed to:

Adgero Biopharmaceuticals Holdings, Inc.

4365 US1 South, Ste. 211
Princeton, NJ 08540
Attn: Frank G. Pilkiewicz, Ph.D., President & CEO

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas
New York, NY 10020
Attn: Steven M. Skolnick, Esq.
telefax number (973) 597 2477

9. Supplements and Amendments. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, but only in a writing signed by such party, and this Agreement may be amended or supplemented at any time, but only by written agreement of Adgero and the Warrant Agent. Any such waiver with respect to a failure to observe any such provision shall not operate as a waiver of any subsequent failure to observe such provision unless otherwise expressly provided in such waiver.

10. Assignments. This Agreement may not be assigned by any party without the express written approval of all other parties.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws pertaining to conflicts of laws) of the State of New York. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the County of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the County of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the County and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Warrant Agent and Adgero.

12. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than Adgero and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of Adgero and the Warrant Agent.

13. Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meanings or construction of any of the provisions hereof.

14. Enforceability. If any of the provisions of this Agreement are held to be void or unenforceable, all of the other provisions shall nonetheless continue in full force and effect.

15. Waiver. The waiver by any of the parties hereto of a breach or alleged breach of the terms of this Agreement by the other party shall not constitute a waiver of any other breach or alleged breach.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

17. Entire Agreement. This Agreement supersedes all previous arrangements and agreements whether written or oral, and comprises the entire agreement, between Adgero and the Warrant Agent in respect of the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.

By:____/s/ Frank G. Pilkiewicz, Ph.D. _
Name:
Frank G. Pilkiewicz, Ph.D.
Title:
President & Chief Executive Officer

Accepted and agreed to this
14th day of August, 2017:

AEGIS CAPITAL CORP.

By: ___/s/ Adam K. Stern___________
Name:
Adam K. Stern
Title:
Head of Private Equity Banking

[Signature Page to Warrant Engagement Agreement]